U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I/A

(RULE 14d-100)

(Amendment No. 1)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

BIOJECT MEDICAL TECHNOLOGIES INC.

(Name of subject company issuer)

BIOJECT MEDICAL TECHNOLOGIES INC.

(Name of filing persons, offeror)

Options to Purchase Common Stock

(Title and Class of Securities)

09059T 20 6

(CUSIP Number of Class of Securities of Underlying Common Stock)

John Gandolfo

Chief Financial Officer and Vice President, Finance

Bedminster Professional Center

211 Somerville Road (Route 202 North)

Bedminster, NJ 07921

(908) 470-2800

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

Todd A. Bauman, Esq.

Steven H. Hull, Esq.

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

(503) 224-3380

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$481,323	$60.98

* Calculated solely for purposes of determining the filing fee.  This amount assumes that options to purchase 423,287 shares of common stock of Bioject Medical Technologies Inc., having an aggregate value of $481,323 will be exchanged pursuant to this offer.  The aggregate value is calculated based upon the Black-Scholes option pricing model as of July 26, 2004.

** $126.70 per $1,000,000 of the aggregate offering amount, pursuant to Rule 0-11 of the Securities and Exchange Act of 1934, as amended by Fee Advisory # 7 for Fiscal Year 2004.

☒ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

Amount Previously Paid:	$60.98
Filing Party:	Bioject Medical Technologies Inc.
Form or Registration No.:	Schedule TO-I
Date Filed:	July 29, 2004

☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1.

☒ issuer tender offer subject to Rule 13e-4.

☐ going-private transaction subject to Rule 13e-3.

☐ amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

TABLE OF CONTENTS

ITEM 4. TERMS OF THE TRANSACTION
ITEM 12. EXHIBITS
SIGNATURE
EXHIBIT INDEX
EXHIBIT (a)(1)(H)
EXHIBIT (a)(1)(I)
EXHIBIT (a)(1)(J)

SCHEDULE TO

(AMENDMENT NO. 1)

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO-I filed with the Securities and Exchange Commission on July 29, 2004, relating to our offer to exchange outstanding options to purchase shares of our common stock held by eligible employees for a designated number of new options to be granted under the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan.

ITEM 4.  TERMS OF THE TRANSACTION

Material Terms.  The information set forth under the headings, “The Offer—Eligible Employees” and “The Offer—Conditions of the Offer” in Exhibit (a)(1)(H) is incorporated herein by reference.

ITEM 12.  EXHIBITS

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 29, 2004.

(a)(1)(B)*	Form of Transmittal Letter.

(a)(1)(C)*	Form of Stock Option Exchange Election Form.

(a)(1)(D)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

(a)(1)(E)	Bioject Medical Technologies Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 16, 2004, and incorporated herein by reference.

(a)(1)(F)

Bioject Medical Technologies Inc.’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 24, 2004 and incorporated herein by reference.

(a)(1)(G)

Bioject Medical Technologies Inc.’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004, as filed with the Securities and Exchange Commission on May 12, 2004 and incorporated herein by reference.

(a)(1)(H)	Supplement to Bioject Medical Technologies Inc.’s Offer to Exchange.

(a)(1)(I)	Form of Notice to Eligible Employees of Supplement to the Offer to Exchange.

(a)(1)(J)	Meeting presentation materials regarding Offer to Exchange.

(b)	Not applicable.

(d)(1)

Bioject Medical Technologies Inc.’s Restated 1992 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on June 19, 2003).

(d)(2)*

Form of Incentive Stock Option Agreement for replacement options pursuant to the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 29, 2004, filed as Exhibit (a)(1)(A) hereto).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on July 29, 2004 and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 4, 2004	BIOJECT MEDICAL TECHNOLOGIES INC.

/s/ John Gandolfo
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 29, 2004.

(a)(1)(B)*	Form of Transmittal Letter.

(a)(1)(C)*	Form of Stock Option Exchange Election Form.

(a)(1)(D)*	Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.

(a)(1)(E)	Bioject Medical Technologies Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 16, 2004, and incorporated herein by reference.

(a)(1)(F)

Bioject Medical Technologies Inc.’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 24, 2004 and incorporated herein by reference.

(a)(1)(G)

Bioject Medical Technologies Inc.’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004, as filed with the Securities and Exchange Commission on May 12, 2004 and incorporated herein by reference.

(a)(1)(H)	Supplement to Bioject Medical Technologies Inc.’s Offer to Exchange.

(a)(1)(I)	Form of Notice to Eligible Employees of Supplement to the Offer to Exchange.

(a)(1)(J)	Meeting presentation materials regarding Offer to Exchange.

(b)	Not applicable.

(d)(1)

Bioject Medical Technologies Inc.’s Restated 1992 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on June 19, 2003).

(d)(2)*

Form of Incentive Stock Option Agreement for replacement options pursuant to the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 29, 2004, filed as Exhibit (a)(1)(A) hereto).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on July 29, 2004 and incorporated herein by reference.